EXHIBIT 32

CERTIFICATION

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, in his capacity as an officer of SRI/Surgical Express, Inc. (SRI), that, to his knowledge, the Quarterly Report of SRI on Form 10-Q for the period ended September 30, 2004, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operation of SRI.

Date: November 10, 2004	By:	/s/ James T. Boosales
James T. Boosales
Executive Committee Member

Date: November 10, 2004	By:	/s/ Charles L. Pope
Charles L. Pope
Chief Financial Officer